UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2006

Entrx Corporation (Exact name of registrant as specified in its charter)
Delaware	0-2000	95-2368719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 333-0614

N/A

(Former name or former address, if change since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 2 - Financial Information

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Company’s subsidiary, Metalclad Insulation Company (“Metalclad”), has a $1,000,000 line of credit from the Far East National Bank (the “Bank”), which matures on May 1, 2006. The amount due under the line of credit was $775,000 as of December 31, 2005, and $1,000,000, as of March 31, 2006. The line of credit is secured by certain assets of Metalclad, including the land and building from which Metalclad currently conducts its business. The line of credit is also guaranteed by Entrx, and secured by Entrx’s equity interest in Metalclad.

The line of credit agreements with the Bank contain a number of financial covenants, including covenants requiring Metalclad to maintain a minimum amount of income and cash flow, as well as a minimum tangible net worth of $3,000,000, a two-to-one debt to net worth ratio, and a 1.25 to 1 current ratio. In addition, Entrx has provided a covenant that it will maintain a net worth of $4,000,000. A default in the maintenance of any of these covenants constitutes an event of default, allowing the Bank to accelerate the due date of the amounts owed to the Bank under the line of credit, so that such debt becomes immediately due. These financial covenants are measured at the end of each interim fiscal quarter, and at the end of each fiscal year.

Under its agreements with the Bank, Metalclad and Entrx are each required to provide the Bank with quarterly financial statements relating to each entity within 45 days after the end of each interim fiscal quarter, and annual audited financial statements within 120 days following the end of each fiscal year. In addition, Metalclad is required to provide the Bank with a certificate within 45 days of each interim fiscal quarter that no event of default exists under the line of credit agreements.

As of December 31, 2005, the Company’s and Metalclad’s audited financial statements will disclose that on that date neither Entrx nor Metalclad was in compliance with a number of their respective financial covenants. Metalclad’s and Entrx’s failure to comply with the financial covenants was substantially the result of losses which are estimated to be sustained in connection with a fixed-price asbestos abatement project undertaken by Metalclad. The project involves the removal of asbestos insulation from large boilers, and was entered into with Cleveland Wrecking Company on February 8, 2005. After undertaking the project, the thickness of the asbestos was discovered to be approximately two times thicker than originally anticipated, and the workers promised to be provided by the union, with which Metalclad has a contract, failed to be supplied, requiring Metalclad to seek and engage other workers at a greater expense and causing delays in the project.

On approximately September 30, 2005, the Company projected that it would incur a loss on the Cleveland Wrecking Company project, and booked a $650,000 loss for the period ended September 30, 2005. As a result of this loss, the Company reported that Metalclad was not in compliance with its income and cash flow covenants, and received a waiver of such non-compliance from the Bank. As of December 31, 2005, the Company increased its projected loss to $1,050,000. This increase in the estimated loss will adversely impact other financial covenants in the line of credit agreements. This further loss is normally required to be disclosed to the Bank by delivery of the Company’s audited annual financial statements. In addition, however, the waiver previously granted by the Bank requires that the Company and Metalclad come into compliance with its financial covenants by April 3, 2006, which neither was able to do, resulting in an event of default on that date.

The Company does not anticipate that it will receive a waiver with respect to its non-compliance with the various financial covenants contained in its agreements with the Bank, or that the Bank will renew the line of credit when it comes due on May 1, 2006.

Metalclad has entered into a contract to sell its Anaheim, California facilities for $3,900,000, and anticipates that this transaction will close on or before May 1, 2006, providing Metalclad with the cash necessary to pay off its line of credit and continue its operations. Following the sale of the building, Metalclad intends to lease other facilities in the Anaheim, California area, including leasing its sold building for approximately eight months. If the closing of the sale of the building is significantly delayed, or does not occur, the Bank could satisfy Metalclad’s debt by foreclosing on the assets pledged as collateral for the loan, including the Company’s Anaheim, California facilities, or in the alternative Metalclad might be forced to enter into a new financing arrangement or sell assets under terms or prices which may be significantly less favorable than those terms or prices which Metalclad might obtain under normal circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2006	ENTRX CORPORATION

	By:	/s/ Brian D. Niebur

Brian D. Niebur, Treasurer and Chief Financial Officer